February 10, 2010

Securities and Exchange Commission
100 F. Street, N.E.
Washington, DC 20549

RE: Bluestar Financial Group, Inc.

We have read the statements that we understand Bluestar Financial Group, Inc.  will include under Item 4.01 of the Form 8-K report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm.

Regards,

/s/ The Blackwing Group, LLC
Certified Public Accountants